Exhibit 5.1

ALSTON& BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

December 7, 2015

Board of Directors

Synovus Financial Corp.

1111 Bay Avenue

Suite 500

Columbus, Georgia 31901

Re: Synovus Financial Corp. — Registration Statement on Form S-3 (File No. 333-190011)

Ladies and Gentlemen:

We have acted as counsel to Synovus Financial Corp., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 (File No 333-190011) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is furnished to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K in connection with (1) the issuance and sale by the Company of $250,000,000 aggregate principal amount of 5.75% Fixed-to-Floating Rate Subordinated Notes due 2025 (the “Notes”), pursuant to the Company’s prospectus, dated July 18, 2013 (the “Base Prospectus”), included in the Registration Statement and the related preliminary prospectus supplement, dated November 30, 2015, and the related final prospectus supplement, dated December 2, 2015 (collectively, the “Prospectus Supplement”), which Notes are being issued and sold to Sandler O’Neill & Partners, L.P. (the “Underwriter”) pursuant to the Underwriting Agreement dated as of December 2, 2015 (the “Underwriting Agreement”) by and among the Company and the Underwriter. The Notes will be issued pursuant to a subordinated indenture, dated as of December 7, 2015 and as supplemented by a supplemental indenture dated as of December 7, 2015 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In rendering the opinions expressed herein, and except as hereinafter limited, we have examined the Registration Statement, the Prospectus, the Indenture, the global note representing the Notes, the Company’s Articles of Incorporation and Bylaws (in each case as amended or restated), and the records of proceedings of the Board of Directors (including committees thereof) and shareholders of the Company deemed by us to be relevant to this opinion letter. We have also made such legal and factual examinations and inquiries as we have deemed necessary for purposes of expressing the opinions set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Alston & Bird LLP

December 7, 2015

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile and electronic copies). This opinion letter is given, and all statements herein are made, in context of the foregoing.

Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized by the Company and the Indenture has been duly authorized, executed and delivered by the Company, and assuming the Indenture has been duly authorized, executed and delivered by the Trustee, the Notes, when issued, executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, will be valid and binding obligations of the Company, enforceable in accordance with their terms, and will be entitled to the benefits of the Indenture.

The foregoing opinion is subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for exculpation, indemnification and contribution that are contrary to public policy.

This opinion is limited to the laws of the State of Georgia and the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated.

This opinion is delivered for use solely in connection with the issuance of the Notes, in the transactions contemplated by the Registration Statement, the Prospectus Supplement, and the Underwriting Agreement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. This opinion is delivered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated December 7, 2015, which is incorporated by reference in the Registration Statement and to the reference to me under the captions “Legal Opinions” in the Base Prospectus and “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Alston & Bird LLP

/s/ Mark C. Kanaly

A Partner